Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our reports dated April 27, 2005, except for the convenience translation of Mexican peso amounts into U.S. dollars, the retroactive effects of the reverse stock split on all share, per share and option data and Note 23, as to which the date is February 2, 2006 (which report expresses an unqualified opinion on the financial statements and includes two explanatory paragraphs, referring to the restatement of the financial statements as of and for the years ended December 31, 2002 and 2003 related to the reclassification of the value of airport concessions and rights to use airport facilities and the early adoption of Bulletin C-10, Derivative Instruments and Hedging Activities, of accounting principles generally accepted in Mexico) and of our report dated December 5, 2005, except for the retroactive effects of the reverse stock split on all share, per share and option data and Note 22, as to which the date is February 2, 2006, relating to the financial statements of Grupo Aeroportuario del Pacifico, S.A. de C.V. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Galaz, Yamazaki, Ruiz Urquiza
Member of Deloitte Touche Tohmatsu

/s/ Salvador A. Sánchez Barragán

C.P.C. Salvador A. Sánchez Barragán
Guadalajara, Mexico
February 17, 2006